UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 9, 2006

MoneyGram International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-591-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2006, the Board of Directors of MoneyGram International, Inc. ("MGI") approved an amendment and restatement of the Travelers Express Company, Inc. Supplemental Pension Plan (the "Plan"). Upon recommendation of the Human Resources Committee, the Board authorized the amendment and restatement of the Plan, which will be renamed the MoneyGram International, Inc. Supplemental Pension Plan (the "MGI Plan"). The amendments include primarily changes for compliance with Internal Revenue Code §409A, namely: (i) removal of the 10-year payment option; (ii) addition of a requirement that key employees wait six months to receive benefits; and (iii) modifications of the provisions regarding a Change of Control (as defined in the MGI Plan) such that, subject to exceptions if the acquiring entity has specified credit ratings, certain grandfathered plan benefits are payable to the chief executive officer in a lump sum distribution upon a Change of Control and certain non-grandfathered plan benefits are payable to the chief executive officer in a lump sum distribution upon a Change of Control and upon a separation of service that occurs within thirty-six months after the Change of Control; which payment must be made no earlier than six months after the separation of service if the chief executive officer qualifies as a "key employee" under Internal Revenue Code §409A. The Plan is filed herewith as Exhibit 99.01.

Item 8.01 Other Events.

On May 9, 2006, MGI issued a press release announcing the declaration of a quarterly dividend of $0.04 per share on common stock, payable on July 3, 2006 to stockholders of record at the close of business on June 15, 2006. The press release announcing the dividend is furnished herewith as Exhibit 99.02.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

May 15, 2006	By:	/s/ Teresa H. Johnson

Name: Teresa H. Johnson
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.01	MoneyGram International, Inc. Supplemental Pension Plan
99.02	Press Release dated May 9, 2006 Announcing Quarterly Dividend